Exhibit 23.3

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 25, 2024, relating to the consolidated financial statements of Clarkwestern Dietrich Building Systems, LLC, appearing in the Annual Report on Form 10-K of Worthington Enterprises, Inc. for the year ended May 31, 2024.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

September 24, 2024